Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 4, 2014 with respect to the statement of revenues and direct operating expenses of certain oil properties located in Cimarron, Love and Texas County, Oklahoma and Potter County, Texas acquired by Mid-Con Energy Partners, LP for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 25, 2014

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